Chevron Corporation Policy, Government and Public Affairs Post Office Box 6078 San Ramon, CA 94583-0778 www.chevron.com
EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PDT
JULY 28, 2006

CHEVRON REPORTS SECOND QUARTER NET INCOME OF $4.4 BILLION,
UP 18 PERCENT FROM $3.7 BILLION IN SECOND QUARTER 2005
•	Upstream earnings improve 18 percent to $3.3 billion on higher prices for crude oil and increased production

•	U.S. upstream results include charges of $300 million for costs associated with last year’s hurricanes

•	Downstream profits of $1 billion up slightly from year-ago quarter, due in part to improved U.S. refinery utilization

•	Capital and exploratory expenditures of $4.3 billion increase 70 percent from second quarter 2005
     SAN RAMON, Calif., July 28, 2006 — Chevron Corporation today reported net income of $4.4 billion ($1.97 per share — diluted) for the second quarter 2006, compared with $3.7 billion ($1.76 per share — diluted) in the year-ago period. For the first six months of 2006, net income was $8.3 billion ($3.77 per share — diluted), compared with $6.4 billion ($3.04 per share — diluted) in the 2005 first half.
     Sales and other operating revenues in the second quarter 2006 were $52 billion, up $5 billion from the same period in 2005. The increase was mainly attributable to higher prices for crude oil and refined products and the inclusion of revenues related to the former Unocal operations acquired in August 2005. Partially offsetting these effects in the 2006 period was the impact of an accounting-rule change beginning in the second quarter for certain purchase and sale contracts. Six-month 2006 sales and other operating revenues were $106 billion, up from $88 billion in the 2005 first half.
Earnings Summary

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2006	2005	2006	2005

Income by Business Segment —
Upstream — Exploration and Production	$3,272	$2,772	$6,730	$5,151
Downstream — Refining, Marketing and Transportation	998	976	1,578	1,385
Chemicals	94	84	247	221
All Other	(11)	(148)	(206)	(396)

Net Income*	$4,353	$3,684	$8,349	$6,361

*Includes foreign currency effects	$(56)	$54	$(164)	$33
Quarterly Results
     “The earnings improvement in the second quarter was driven mainly by our upstream business outside the United States,” said Chairman and CEO Dave O’Reilly. “Worldwide upstream results in this year’s quarter benefited from both higher prices for crude oil and a 10 percent increase in oil-equivalent
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production.” O’Reilly noted that U.S. upstream results in the 2006 quarter included charges of about $300 million ($0.13 per share) for uninsured costs associated with the dismantlement or repair of infrastructure damaged by last year’s hurricanes in the Gulf of Mexico.
     For the company’s downstream business, O’Reilly said profits of approximately $1 billion were up slightly from the second quarter 2005 on improved results in the United States. Contributing to the U.S. earnings improvement were higher average margins for refined products and a higher refinery-utilization rate. The company’s U.S. fuels refinery network operated at 100 percent of its crude oil capacity in the 2006 quarter.
Sustained Financial Performance
     “Our recurring strong cash flows from operations funded $4 billion of capital and exploratory expenditures in the second quarter of this year,” O’Reilly remarked. “We also retired $1.7 billion of debt during the quarter that was assumed with last year’s acquisition of Unocal and purchased $1.3 billion of our common shares in the open market. We expect to complete our $5 billion stock buyback program by the end of the year. Earnings for the past 12 months resulted in a 24 percent return on capital employed for the period.”
Strategic Focus
     O’Reilly also noted recent achievements by the company’s upstream operations and initiatives related to investments in alternative fuels:
•	Angola — Production of first crude oil from the offshore Lobito Field. The Benguela, Belize, Lobito and Tomboco fields form the 31 percent-owned and operated BBLT Development. As additional fields and wells are added over the next two years, BBLT’s maximum production is expected to reach approximately 200,000 barrels of oil per day.

•	United Kingdom — Production of first crude oil from the 85 percent-owned and operated Area C Project in the Captain Field. Eventual maximum production for the project is estimated at 15,000 barrels per day.

•	Azerbaijan — Participation in the first shipment of crude oil through the 8.9 percent-owned Baku-Tbilisi-Ceyhan (BTC) pipeline. The initial crude oil is being supplied by the Azerbaijan International Oil Company, in which Chevron has a 10.3 percent interest.

•	Brazil — Commitment to develop the 52 percent-owned and operated offshore Frade Field. Initial production is targeted by early 2009, with a maximum annual rate for the project estimated at 85,000 oil-equivalent barrels per day.

•	Nigeria — Discovery of crude oil in the 20 percent-owned offshore Oil Prospecting License 214.

•	Australia — Discovery of natural gas at the Chandon-1 exploration well offshore northwest Australia in the Greater Gorgon development area. Chevron’s interest in the property will be 50 percent.

•	Vietnam — Signing of a 30-year production-sharing contract with Vietnam Oil and Gas Corporation for a 50 percent interest in Block 122 offshore eastern Vietnam. The company has a 3-year work program for seismic acquisition and drilling of an exploratory well.
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•	Biofuels — Acquisition completed of a 22 percent interest in Galveston Bay Biodiesel L.P., which is building one of the first large-scale biodiesel plants in the United States. Chevron also entered into a partnership with the Georgia Institute of Technology to pursue advanced technology aimed at making cellulosic biofuels and hydrogen into viable transportation fuels.
UPSTREAM — EXPLORATION AND PRODUCTION
     Worldwide net oil-equivalent production, including volumes produced from oil sands and production under an operating service agreement, was 2,669,000 barrels per day in the second quarter 2006, an increase of 10 percent from the corresponding period in 2005. The increase was associated with the production from the former Unocal operations.
     Average U.S. prices for crude oil and natural gas liquids in the second quarter 2006 increased by $16 to $60 per barrel. Outside the United States, prices were up by more than $17 per barrel to $62. The average U.S. natural gas sales price decreased about 7 percent to $5.90 per thousand cubic feet, while outside the United States the average natural gas price of $3.80 per thousand cubic feet was 27 percent higher than a year earlier.
     U.S. Upstream

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2006	2005	2006	2005

Income	$901	$972	$2,115	$1,739

     U.S. upstream income of $901 million in the second quarter decreased 7 percent from the 2005 period. Net charges of approximately $300 million were recorded in the 2006 quarter for additional uninsured costs related to the dismantlement or repair of wells and facilities that were damaged in last year’s hurricanes in the Gulf of Mexico. Other operating expenses were also higher in this year’s quarter. These effects were partially offset by the benefits of higher prices for crude oil and higher oil-equivalent production between periods.
     Net oil-equivalent production increased 4 percent to 768,000 barrels per day in the 2006 quarter due to volumes added from the former Unocal operations. The net liquids component of production was down about 1 percent to 463,000 barrels per day. Net natural gas production averaged 1.8 billion cubic feet per day, up 13 percent.
     International Upstream

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2006	2005	2006	2005

Income*	$2,371	$1,800	$4,615	$3,412

*Includes foreign currency effects	$(96)	$57	$(219)	$39
     International upstream income of $2.4 billion increased from $1.8 billion in the second quarter 2005. The improvement was due mainly to higher average prices for crude oil and natural gas and increased oil-equivalent production. Foreign currency effects reduced earnings by $96 million in the 2006 quarter, compared with a $57 million benefit to income in the year-ago period.
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     Net oil-equivalent production, including volumes produced from oil sands and production under an operating service agreement, increased 13 percent to 1,901,000 barrels per day in the 2006 quarter. The net liquids component increased 3 percent to 1,362,000 barrels per day, due to volumes added from former-Unocal operations. This production increase was partially offset by the effects of maintenance activities at the Captain Field in the United Kingdom and the Athabasca oil sands project in Canada, as well as lower cost-oil recovery volumes in Indonesia. Natural gas production was up 50 percent to 3.2 billion cubic feet per day due to the added Unocal-related volumes.
     In July 2006, the United Kingdom enacted an increase in the corporation tax on oil and gas companies in the U.K. North Sea, which effectively increased the tax rate from 40 percent to 50 percent. The changes are effective from January 1, 2006. The company will record a one-time charge of approximately $200 million in the third quarter 2006 to adjust deferred taxes as of the effective date and to recognize the effect of the incremental tax for the first half of 2006. The effect of the incremental tax rate on earnings in the second half of 2006 is estimated at $80 million.
DOWNSTREAM — REFINING, MARKETING AND TRANSPORTATION
     U.S. Downstream

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2006	2005	2006	2005

Income	$554	$398	$764	$456

     U.S. downstream earnings of $554 million increased $156 million from the 2005 quarter, mainly as a result of higher refined-product margins and increased refinery utilization.
     Sales volumes for refined products decreased 3 percent to 1,468,000 barrels per day in the 2006 quarter due to a change in accounting beginning April 1 related to certain purchase and sale contracts. Previously, transactions for these contracts were reported as both a purchase and sale. The new accounting requires the transactions to be netted. Excluding the impact of this new accounting rule, sales of refined products were about 2 percent higher in the 2006 quarter.
     International Downstream

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2006	2005	2006	2005

Income*	$444	$578	$814	$929

*Includes foreign currency effects	$14	$12	$23	$24
     International downstream earnings of $444 million decreased $134 million from the year-ago period, as the benefits of higher refined-product margins and improved refinery utilization were more than offset by the effect of higher average income tax rates and an increase in operating expenses.
     Refined-product sales volumes of 2,100,000 barrels per day were down 10 percent. Excluding the effect of the new accounting rule, sales were down 4 percent, primarily due to lower gasoline sales in Asia-Pacific and Europe and lower fuel oil sales.
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CHEMICALS

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2006	2005	2006	2005

Income*	$94	$84	$247	$221

*Includes foreign currency effects	$(5)	$(1)	$(11)	$(2)
     Chemical operations earned $94 million, up 12 percent from the 2005 quarter. Earnings improved for both the 50 percent-owned Chevron Phillips Chemical Company LLC affiliate and the company’s Oronite subsidiary. Average income tax rates were also higher between periods.
ALL OTHER

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2006	2005	2006	2005

Net Charges*	$(11)	$(148)	$(206)	$(396)

*Includes foreign currency effects	$31	$(14)	$43	$(28)
     All Other consists of the company’s interest in Dynegy, mining operations of coal and other minerals, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
     Net charges were $11 million in the second quarter 2006, compared with net charges of $148 million in the corresponding 2005 period. The decrease in net charges was partly associated with improved Dynegy-related results, which included a gain on the redemption of the company’s investment in Dynegy preferred stock. The company also recorded a gain on the retirement of Unocal debt.
CAPITAL AND EXPLORATORY EXPENDITURES
     Capital and exploratory expenditures in the first six months of 2006 were $7.4 billion, compared with $4.2 billion in the corresponding 2005 period. Included in these expenditures were approximately $800 million and $700 million for the company’s share of equity affiliate expenditures in 2006 and 2005, respectively. Upstream expenditures represented 77 percent of the companywide total in 2006.
# # #
7/28/06
NOTICE
Chevron’s discussion of second quarter 2006 earnings with security analysts will take place on Friday, July 28, 2006, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” heading. Additional financial and operating information is contained in the Investor Relations Earnings Supplement that is available under “Financial Reports” on the Web site.
Chevron will post selected third quarter 2006 interim company and industry performance data on its Web site on Wednesday, September 27, 2006, at 2:00 p.m. PDT. Interested parties may view this interim data at www.chevron.com under the “Investors” heading.
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CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release of Chevron Corporation contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this report. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are crude oil and natural gas prices; refining margins and marketing margins; chemicals prices and competitive conditions affecting supply and demand for aromatics, olefins and additives products; actions of competitors; the competitiveness of alternate energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; potential disruption or interruption of the company’s net production or manufacturing facilities due to war, accidents, political events, civil unrest or severe weather; potential liability for remedial actions under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; potential liability resulting from pending or future litigation; the company’s acquisition or disposition of assets; government mandated sales, divestitures, recapitalizations or restrictions on scope of company operations; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 31 and 32 of the company’s 2005 Annual Report on Form 10-K. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.
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CHEVRON CORPORATION — FINANCIAL REVIEW	-1-
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME
(unaudited)		Three Months		Six Months
		Ended June 30		Ended June 30
REVENUES AND OTHER INCOME		2006	2005	2006	2005
Sales and other operating revenues (1) (2)		$52,153	$47,265	$105,677	$87,755
Income from equity affiliates		1,113	861	2,096	1,750
Other income		270	217	387	445

Total Revenues and Other Income		53,536	48,343	108,160	89,950

COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products, operating and other expenses (2)		38,054	35,134	78,294	65,246
Depreciation, depletion and amortization		1,807	1,320	3,595	2,654
Taxes other than on income(1)		5,153	5,311	9,947	10,437
Interest and debt expense		121	104	255	211
Minority interests		22	18	48	39

Total Costs and Other Deductions		45,157	41,887	92,139	78,587

Income From Continuing Operations Before Income Tax Expense		8,379	6,456	16,021	11,363
Income tax expense		4,026	2,772	7,672	5,002

NET INCOME		$4,353	$3,684	$8,349	$6,361

PER-SHARE OF COMMON STOCK
Net Income	- Basic	$1.98	$1.77	$3.79	$3.05
	- Diluted	$1.97	$1.76	$3.77	$3.04
Dividends		$0.52	$0.45	$0.97	$0.85

Weighted Average Number of Shares Outstanding (000’s)
	- Basic	2,196,134	2,077,743	2,205,008	2,084,141
	- Diluted	2,206,009	2,085,763	2,214,877	2,092,792
(1) Includes excise, value-added and other similar taxes.		$2,416	$2,162	$4,531	$4,278

(2) Includes amounts in revenues for buy/sell contracts with the same counterparty for periods prior to second quarter 2006. (Associated costs are included in Purchased crude oil and products, operating and other expenses.) The company adopted a new accounting rule effective April 1, 2006, that requires these types of transactions to be netted in the income statement.		Not Applicable	$5,962	$6,725	$11,337

CHEVRON CORPORATION — FINANCIAL REVIEW	-2-
(Millions of Dollars)

INCOME BY MAJOR OPERATING AREA	Three Months		Six Months
(unaudited)	Ended June 30		Ended June 30
	2006	2005	2006	2005
Upstream – Exploration and Production
United States	$901	$972	$2,115	$1,739
International	2,371	1,800	4,615	3,412

Total Exploration and Production	3,272	2,772	6,730	5,151

Downstream – Refining, Marketing and Transportation
United States	554	398	764	456
International	444	578	814	929

Total Refining, Marketing and Transportation	998	976	1,578	1,385

Chemicals	94	84	247	221
All Other (1)	(11)	(148)	(206)	(396)

Net Income	$4,353	$3,684	$8,349	$6,361

SELECTED BALANCE SHEET ACCOUNT DATA	June 30, 2006	Dec. 31, 2005
	(unaudited)
Cash and Cash Equivalents	$10,080	$10,043
Marketable Securities	$1,053	$1,101
Total Assets	$131,183	$125,833
Total Debt	$10,349	$12,870
Stockholders’ Equity	$66,906	$62,676

	Three Months		Six Months
CAPITAL AND EXPLORATORY EXPENDITURES (2)	Ended June 30		Ended June 30
	2006	2005	2006	2005
United States
Exploration and Production	$1,151	$538	$1,971	$924
Refining, Marketing and Transportation	252	122	444	233
Chemicals	24	24	41	43
Other	108	61	154	138

Total United States	1,535	745	2,610	1,338

International
Exploration and Production	1,998	1,388	3,691	2,329
Refining, Marketing and Transportation	767	333	1,039	481
Chemicals	11	8	17	15
Other	—	16	2	17

Total International	2,776	1,745	4,749	2,842

Worldwide	$4,311	$2,490	$7,359	$4,180

(1) Includes the company’s interest in Dynegy, mining operations of coal and other minerals, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.

(2) Includes interest in affiliates:
United States	$38	$37	$70	$73
International	435	365	714	622

Total	$473	$402	$784	$695

CHEVRON CORPORATION — FINANCIAL REVIEW	-3-

	Three Months		Six Months
OPERATING STATISTICS (1)	Ended June 30		Ended June 30
NET LIQUIDS PRODUCTION (MB/D):	2006	2005	2006	2005
United States	463	470	458	461
International	1,239	1,179	1,234	1,187

Worldwide	1,702	1,649	1,692	1,648

NET NATURAL GAS PRODUCTION (MMCF/D): (2)
United States	1,832	1,621	1,807	1,611
International	3,234	2,151	3,199	2,153

Worldwide	5,066	3,772	5,006	3,764

OTHER PRODUCED VOLUMES-INTERNATIONAL (MB/D) (3)	123	143	130	140

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	768	740	759	729
International	1,901	1,681	1,897	1,687

Worldwide	2,669	2,421	2,656	2,416

SALES OF NATURAL GAS (MMCF/D): (5)
United States	6,839	5,697	6,899	5,281
International	3,865	1,990	3,481	2,012

Worldwide	10,704	7,687	10,380	7,293

SALES OF NATURAL GAS LIQUIDS (MB/D): (5)
United States	128	170	118	170
International	89	114	99	111

Worldwide	217	284	217	281

SALES OF REFINED PRODUCTS (MB/D): (6)
United States	1,468	1,510	1,501	1,486
International	2,100	2,327	2,215	2,329

Worldwide	3,568	3,837	3,716	3,815

REFINERY INPUT (MB/D):
United States	935	912	937	884
International	1,063	1,007	1,073	1,010

Worldwide	1,998	1,919	2,010	1,894

(1) Includes interest in affiliates.
(2) Includes natural gas consumed on lease (MMCF/D):
United States	58	58	44	55
International (5)	411	325	383	317
(3) Other produced volumes – International (MB/D):
Athabasca Oil Sands (Canada)	16	32	20	29
Boscan Operating Service Agreement (Venezuela)	107	111	110	111

	123	143	130	140

(4) Oil-equivalent production is the sum of net liquids production, net gas production and other produced liquids. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) 2005 conformed to 2006 presentation.
(6) Includes volumes for buy/sell contracts (MB/D): *
United States	Not	78	53	81
International	Applicable	137	49	137

Total		215	102	218

* The company adopted a new accounting rule effective April 1, 2006, related to buy/sell contracts with the same counterparty. Previously, transactions for these contracts were reported as both a purchase and sale. The new accounting requires the transactions to be netted, resulting in no volumes from these transactions reported as “Sales of refined products” for periods beginning in the second quarter 2006.